EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lori Novickis Director, Corporate Relations CBIZ, Inc. Cleveland, Ohio (216) 447-9000
CBIZ BOARD APPROVES CONTINUATION OF STOCK PURCHASE PLAN
AUTHORIZED TO PURCHASE UP TO 5 MILLION SHARES OF ITS COMMON STOCK

Cleveland, Ohio (February 13, 2007)—CBIZ, Inc. (NASDAQ: CBIZ) today announced that on February 8, 2007, the Board of Directors of CBIZ, Inc. authorized the purchase of up to 5,000,000 shares of its outstanding common stock to be obtained in open market or privately negotiated purchases through March 31, 2008.

As of January 31, 2006, CBIZ had approximately 66.6 million shares of its common stock outstanding. CBIZ continues to generate significant cash flow from operations. This cash flow will be deployed to fund the continued growth of operations, fund future acquisitions, and to repurchase shares of common stock as authorized by the Board of Directors.

CBIZ’s Board of Directors believes that the repurchase plan is a prudent use of the Company’s financial resources, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to CBIZ stockholders. CBIZ anticipates that it will obtain all of the funds necessary to purchase shares under the repurchase program, and to pay related fees and expenses, from operating cash flow and by borrowing under its current credit facility. This authorization allows such purchases to the extent permitted under the Company’s current or any future credit facility, without further amendment.

CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with integrated financial services which include accounting and tax, internal audit, Sarbanes-Oxley 404 compliance, merger and acquisition, and valuation. Employee services include group benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, government relations, healthcare consulting and medical practice management. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.

For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.

6050 Oak Tree Boulevard, South · Suite 500 · Cleveland, OH 44131 · Phone (216) 447-9000 · Fax (216) 447-9007